UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 07, 2024

ORTHOFIX MEDICAL INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-19961	98-1340767
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3451 Plano Parkway
Lewisville, Texas		75056
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (214) 937-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.10 par value per share	OFIX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 7, 2024, the Company, as borrower, and its U.S. subsidiaries entered into a $275 million secured credit agreement (the “New Credit Agreement”) with Oxford Finance LLC, as administrative agent and as collateral agent (“Oxford”) and certain lenders party thereto, including Oxford and K2 Healthventures LLC. Certain of the Company’s foreign subsidiaries are expected to join the New Credit Agreement as guarantors shortly after the signing date. The New Credit Agreement provides for a $160 million senior secured term loan (the “Initial Term Loan”), and a $65 million senior secured delayed draw term loan facility (the “Term B Loan”). Draws under the Term B Loan are at the Company’s option from January 1, 2025 through June 30, 2026, subject to, among other conditions, the Company’s continuing compliance with a pro-forma total debt-to-EBITDA leverage ratio of less than 4.0x. EBITDA is a non-GAAP financial measure which represents earnings before interest income (expense), income taxes, depreciation, amortization, and other negotiated addbacks and adjustments. In addition, at Oxford's discretion, an additional $50 million of draw capacity is available to the Company, through January 1, 2029 (the “Term C Loan” and, together with the Term B Loan, the “Delayed Draw Term Loans” and collectively with the Initial Term Loan, the “Credit Facilities”). The Initial Term Loan and Delayed Draw Term Loans, to the extent ultimately drawn, will each mature in November 2029, following an interest-only payment period ending in December 2028, and monthly amortization of principal and accrued interest between January 2029 and November 2029.

The Credit Facilities will be secured by a perfected first priority lien, or the equivalent security interest in each applicable jurisdiction, on substantially all of the assets of the Company and the applicable guarantors (subject to customary carveouts), including their respective U.S. intellectual property assets.

Borrowings under the Credit Facilities bear interest at a percentage rate equal to the greater of 8.75% or 5.75% plus the one-month term SOFR rate. A facility fee equal to 1.5% of each applicable funded loan tranche is due at the time of funding of such respective tranche, and a 0.5% unused line fee is payable annually on the Term B Loan.

The New Credit Agreement contains customary affirmative and negative covenants, including limitations on the Company’s and its subsidiaries’ ability to incur additional debt, grant or permit additional liens, make certain investments and acquisitions, merge or consolidate with others, dispose of certain assets, pay dividends and distributions, pay subordinated indebtedness, and enter into affiliate transactions, as well as financial covenants that the Company (i) possess at least $45 million of unrestricted cash at the time the Initial Term Loan is funded and thereafter maintain $15 million of unrestricted cash in U.S.-based accounts, and (ii) maintain a maximum total debt-to-EBITDA leverage ratio no greater than 4.0x during the term of the facility.

The New Credit Agreement contains customary representations and warranties of the Company and the Guarantors. These representations and warranties have been made solely for the benefit of the Agent and the lenders party to the New Credit Agreement and such representations and warranties should not be relied on by any other person, including investors. In addition, such representations and warranties (i) have been qualified by disclosures made to the Agent and the lenders in connection with the agreement, (ii) are subject to the materiality standards contained in the agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the agreement or such other date as is specified in the agreement.

The foregoing description does not constitute a complete summary of the terms of the New Credit Agreement and is qualified in its entirety by reference to the full text of the Financing Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference

Item 1.02 Termination of a Material Definitive Agreement.

On the Effective Date, the Company repaid all amounts outstanding under and terminated its Financing Agreement, dated November 6, 2023, with Blue Torch Finance, LLC and certain lender parties thereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1

Loan and Security Agreement, dated as of November 7, 2024, among Orthofix Medical Inc., Orthofix US LLC, certain subsidiaries of Orthofix Medical Inc. from time to time party thereto as borrowers and/or guarantors, the lenders from time to time party thereto, and Oxford Finance LLC, as lender, administrative agent and collateral agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix Medical Inc.

Date:	November 8, 2024	By:	/s/ Andrés Cedrón
Andrés Cedrón Chief Legal Officer